EXHIBIT 10.1

TAX RECEIVABLE AGREEMENT

between

HireRight Holdings Corporation,

the TRA Parties

and

the TRA Party Representative

Dated as of October 28th, 2021

i

Section 7.11.	Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets	20
Section 7.12.	Confidentiality	20
Section 7.13.	TRA Party Representative	21

ii

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (as amended from time to time, this “Agreement”), dated as of October 28th, 2021, is hereby entered into by and among HireRight Holdings Corporation, a Delaware corporation (including any successor thereto, the “Corporation”), each of the undersigned parties and each other Person subsequently becoming party hereto from time to time (each, excluding the Corporation, a “TRA Party”, and together, the “TRA Parties”), and, solely for the specific purposes set forth herein, the TRA Party Representative.

RECITALS

WHEREAS, as of the date hereof, the TRA Parties directly or indirectly hold capital stock of the Corporation;

WHEREAS, the Corporation will become a public company pursuant to the IPO (as defined below);

WHEREAS, following the IPO, the Corporation and its Subsidiaries from time to time (as defined below, and collectively with the Corporation, the “Company Group”) will be entitled to utilize Pre-IPO Tax Benefits (as defined below) generated in, or which otherwise relate to, periods (or portions thereof) ending on or prior to the IPO;

WHEREAS, the income, gain, loss, expense, deduction and other Tax items of the Company Group may be affected by the Pre-IPO Tax Benefits;

WHEREAS, the Pre-IPO Tax Benefits may reduce the reported liability for Taxes that the Company Group might otherwise by required to pay; and

WHEREAS, the parties to the Agreement desire to make certain arrangements with respect to the effect of the Pre-IPO Tax Benefits on the reported liability for Taxes of the Company Group.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.          Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Actual Tax Liability” means, with respect to any Taxable Year, the sum of (i) the aggregate liability for U.S. federal income Taxes of the Company Group (a) applying the same methods, elections, conventions and practices used on the IRS Form 1120 (or any successor form) filed with respect to the Company Group (or any member thereof) and (b) deducting the amount computed under prong (ii) of this definition (rather than any amount of state and local Tax liabilities) for such Taxable Year to the extent state and local Taxes are deductible for the applicable entity and (ii) the product of (A) the amount determined under clause (i) (calculated assuming that state and local Taxes are not deductible) and (B) the Blended Rate.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means a per annum rate of LIBOR plus 100 basis points.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Amended Schedule” has the meaning set forth in Section 2.3(b) of this Agreement.

“Attribute Schedule” has the meaning set forth in Section 2.1 of this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code.

“Beneficial Owner” means, with respect to any security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Blended Rate” means, with respect to any Taxable Year, the sum of the apportionment-weighted effective rates of Tax imposed on the aggregate net income of the Company Group in each state or local jurisdiction in which the Company Group files Tax Returns for such Taxable Year, with the maximum effective rate in any state or local jurisdiction being equal to the product of (i) the apportionment factor actually used by the Company Group in computing income or franchise Taxes payable by the Company Group (or any member thereof) in such jurisdiction for such Taxable Year and (ii) the maximum applicable corporate income or franchise Tax rate in effect in such jurisdiction in such Taxable Year. Solely for illustrative purposes, if the Company Group solely files Tax Returns in State 1 and State 2 in a Taxable Year, the maximum applicable corporate Tax rates in effect in such states in such Taxable Year are 6.5% and 5.5%, respectively, and the apportionment factors for such states in such Taxable Year are 55% and 45% respectively, then the Blended Rate for such Taxable Year is equal to 6.05% (i.e., 6.5% multiplied by 55% plus 5.5% multiplied by 45%).

“Board” means the Board of Directors of the Corporation.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

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“Change of Control” means the occurrence of any of the following events:

(i)       any Person or any group of Persons acting together that would constitute a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended or any successor provisions thereto (excluding (a) a corporation or other entity owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock in the Corporation or (b) a Person or group of Persons in which one or more Affiliates of the General Atlantic Funds, directly or indirectly hold Beneficial Ownership of securities representing more than 50% of the total voting power in such Person or held by such group) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding voting securities; or

(ii)       there is consummated a merger or consolidation of the Corporation with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or consolidation or, if the surviving company is a Subsidiary of any such corporation or other entity, of the ultimate parent thereof, or (y) the voting securities of the Corporation immediately prior to such merger or consolidation do not continue to represent or are not converted or exchanged into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(iii)       the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, of all or substantially all of the Company Group’s assets, other than such sale or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Company Group’s assets to an entity at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Corporation in substantially the same proportions as their ownership of the Corporation immediately prior to such sale.

Notwithstanding the foregoing, unless resulting in changes in board composition described in clause (ii)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and voting control over, and own substantially all of the shares of, an entity which owns, directly or indirectly, all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

“Code” means the U.S. Internal Revenue Code of 1986.

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“Company Group” is defined in the Recitals.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporation” is defined in the Preamble.

“Covered Person” has the meaning set forth in Section 7.13 of this Agreement.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Company Group, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriment for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedules or Amended Schedules, if any, in existence at the time of such determination; provided, that, for the avoidance of doubt, the computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits and/or Realized Tax Detriments.

“Default Rate” means a per annum rate of LIBOR plus 500 basis points, compounded annually.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state, foreign or local Tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Dispute” has the meaning set forth in Section 7.8(a) of this Agreement.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” means the date on which an Early Termination Schedule becomes binding pursuant to Section 4.2.

“Early Termination Notice” has the meaning set forth in Section 4.2 of this Agreement.

“Early Termination Payment” has the meaning set forth in Section 4.3(b) of this Agreement.

“Early Termination Rate” means a per annum rate equal to the lesser of (i) 650 basis points and (ii) LIBOR plus 100 basis points, in each case, compounded annually.

“Early Termination Schedule” has the meaning set forth in Section 4.2 of this Agreement.

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“Expert” has the meaning set forth in Section 7.9 of this Agreement.

“Future TRAs” has the meaning set forth in Section 5.1 of this Agreement.

“General Atlantic Funds” means, individually or collectively, any investment fund, co-investment vehicles and/or other similar vehicles or accounts, in each case managed, directly or indirectly, by an Affiliate of General Atlantic Service Company, L.P., or any successor thereto.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the sum of (i) the aggregate liability for U.S. federal income Taxes of the Company Group (a) applying the same methods, elections, conventions and practices used on the IRS Form 1120 (or any successor form) filed with respect to the Company Group (or any member thereof) and (b) deducting the amount computed under prong (ii) of this definition (rather than any amount of state and local Tax liabilities) for such Taxable Year to the extent state and local Taxes are deductible for the applicable entity and (ii) the product of (A) the amount determined under clause (i) (calculated assuming that state and local Taxes are not deductible) and (B) the Blended Rate, but, in each case, without taking into account Pre-IPO Tax Benefits, if any (including the carryover or carryback of any Tax item or attribute (or portions thereof) that is, is derived from, or is otherwise available for use because of, any Pre-IPO Tax Benefit).

“Interest Amount” has the meaning set forth in Section 3.1(b) of this Agreement.

“IPO” means the initial public offering of common stock, par value $0.001 per share, of the Corporation pursuant to the Registration Statement.

“IPO Date” means the initial closing date of the IPO.

“IRS” means the U.S. Internal Revenue Service.

“LIBOR” means during any period, (i) except as set forth in clause (ii), an interest rate per annum equal to the one-year LIBOR reported, on the date two days prior to the first day of such period, on Reuters screen page “LIBOR01” (or by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such period or (ii) at any time a majority of the Company Group’s then-outstanding loan and/or other agreements governing material secured, floating rate indebtedness discontinue the use of LIBOR in determining pricing or interest rates and apply an alternative benchmark rate (such agreements that have discontinued the use of LIBOR, the “Discontinued Agreements”), the sum of (1) the alternative benchmark rate applied in such period in the majority (as determined by the principal amounts borrowed by the Company Group thereunder) of the Discontinued Agreements (the “Successor Benchmark”) and (2) the weighted average mathematical spread adjustment (which may be zero, negative or positive and shall be determined based on the aggregate principal amount of financing provided under each such Discontinued Agreement, whether utilized or unutilized at the time that Successor Benchmark is adopted) applied to such Successor Benchmark in the Discontinued Agreements.

“Material Objection Notice” has the meaning set forth in Section 4.2 of this Agreement.

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“Net Tax Benefit” has the meaning set forth in Section 3.1(b) of this Agreement.

“NOLs” means, without duplication, net operating losses, capital losses, excess Section 163(j) limitation carryforwards, research and development credits, foreign Tax credits and any Tax attributes subject to carryforward under Section 381 of the Code the Company Group determined as of the IPO Date. For all purposes under this Agreement, (i) in determining whether any Tax attribute gives rise to an NOL, the Taxable Year of the Corporation (and each member of the Company Group) that includes the IPO Date shall be deemed to end as of the IPO Date, with NOLs accruing in respect of the Taxable Year ending on the IPO Date determined on a closing of the books basis and (ii) NOLs shall include any Pre-IPO Tax Benefit that becomes an NOL following the IPO Date as a result of such Pre-IPO Tax Benefit not being fully utilized in the Taxable Year in which it would otherwise have been applied.

“Objection Notice” has the meaning set forth in Section 2.3(a) of this Agreement.

“Ownership Percentage” means, in the case of any TRA Party as of any time of determination, the percentage set forth opposite such TRA Party’s name on Schedule A.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-IPO Tax Benefits” means (i) all depreciation and amortization deductions, and any offset to taxable income and gain or increase to taxable loss, resulting from the tax basis in the intangible assets held by the Company Group as of the IPO Date and (ii) the utilization of the Company Group’s NOLs, in each case of clauses (i) and (ii), arising under U.S. federal, state and local income tax law.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.9 of this Agreement.

“Reconciliation Procedures” has the meaning set forth in Section 2.3(a) of this Agreement.

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“Registration Statement” means the registration statement on Form S-1 of the Corporation.

“Schedule” means any Attribute Schedule, any Tax Benefit Schedule, any Early Termination Schedule, and any such Schedule that becomes an Amended Schedule under Section 2.3(b).

“Senior Obligations” has the meaning set forth in Section 5.1 of this Agreement.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Benefit Payment” has the meaning set forth in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” has the meaning set forth in Section 2.2(a) of this Agreement.

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporation as defined in Section 441(b) of the Code or comparable section of state or local Tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than twelve (12) months for which a Tax Return is made), ending on or after the IPO Date.

“Taxes” means any and all U.S. federal, state, local and foreign taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” means any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TRA Party” has the meaning set forth in the Preamble to this Agreement.

“TRA Party Representative” means General Atlantic (HRG) Collections, L.P., a Delaware limited partnership, acting in its capacity as the TRA Party Representative.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

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“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date, (1) the Company Group will have taxable income sufficient to fully utilize all of the Pre-IPO Tax Benefits during such Taxable Year or future Taxable Years in which such Pre-IPO Tax Benefits would become available (including any NOLs that would be generated by deductions arising from the Pre-IPO Tax Benefits), (2) the U.S. federal income tax rates and state and local income and franchise tax rates for each such Taxable Year will be those specified for each such Taxable Year by the Code and state and local tax law as in effect on the date of the Early Termination Date, (3) the Blended Rate that will be in effect for each such Taxable Year will be the Blended Rate for the last Taxable Year calculated under this Agreement prior to the Early Termination Date, (4) any non-amortizable assets will be disposed of on the fifteenth (15th) anniversary of the IPO Date and any cash equivalents will be disposed of twelve (12) months following the Early Termination Date; provided, that in the event of a Change of Control, such non-amortizable assets shall be deemed disposed of at the time of sale (if applicable) of the relevant asset in the Change of Control (if earlier than such fifteenth (15th) anniversary), and (5) any payment obligations pursuant to this Agreement will be satisfied on the date that any Tax Return to which such payment obligation relates is required to be filed excluding any extensions.

ARTICLE II

DETERMINATION OF CERTAIN REALIZED TAX BENEFIT

Section 2.1.          Attribute Schedule. Following the IPO Date, prior to the later of (i) sixty (60) calendar days prior to the filing of the U.S. federal income Tax Return (IRS Form 1120, or any successor form) of the Company Group for the Taxable Year that includes the IPO Date and (ii) ninety (90) calendar days after the IPO Date, the Corporation shall deliver to the TRA Party Representative a schedule (the “Attribute Schedule”) that shows, in reasonable detail, the information necessary to perform the calculations required by this Agreement, including estimates of (i) projections of the yearly deductions generated by the Pre-IPO Tax Benefits to be utilized by the Company Group after the IPO Date and (ii) any applicable limitations on the use of the Pre-IPO Tax Benefits (including under Section 382 of the Code).

Section 2.2.          Tax Benefit Schedule.

(a)               Tax Benefit Schedule. Within ninety (90) calendar days after the earlier of (i) the filing of the U.S. federal income Tax Return (IRS Form 1120, or any successor form) of the Corporation (or any applicable member of the Company Group) and (ii) the due date (taking into account extensions) of such Tax Return, in each case, for any Taxable Year in which there is a Realized Tax Benefit or a Realized Tax Detriment, the Corporation shall provide the TRA Party Representative a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit and Tax Benefit Payment or the Realized Tax Detriment, as applicable, in respect of such Taxable Year (a “Tax Benefit Schedule”). Each Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

(b)               Applicable Principles. The Realized Tax Benefit (or the Realized Tax Detriment) for each Taxable Year is intended to measure the decrease (or increase) in the actual

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liability for Taxes of the Corporation for such Taxable Year attributable to the Pre-IPO Tax Benefits, determined using a “with and without” methodology. Carryovers or carrybacks of any Tax item attributable to, or giving rise to, any Pre-IPO Tax Benefits shall be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local income and franchise Tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to, or which gives rise to, any Pre-IPO Tax Benefit and another portion that is not, such portions shall be considered to be used in accordance with the “with and without” methodology described above.

Section 2.3.          Procedures, Amendments.

(a)               Procedure. Every time the Corporation delivers an applicable Schedule to the TRA Party Representative under this Agreement, including any Amended Schedule pursuant to Section 2.3(b), the Corporation shall also (x) deliver to the TRA Party Representative supporting schedules and work papers, as determined by the Corporation or reasonably requested by the TRA Party Representative, providing reasonable detail regarding data and calculations that were relevant for purposes of preparing such Schedule and (y) allow the TRA Party Representative reasonable access at no cost to the appropriate representatives at the Corporation, as determined by the Corporation or as reasonably requested by the TRA Party Representative in connection with its review of such Schedule. Without limiting the application of the preceding sentence, the Corporation shall ensure that any Tax Benefit Schedule that is delivered the TRA Party Representative, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability and the Hypothetical Tax Liability and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. Each applicable Schedule or Amended Schedule shall become final and binding on all parties thirty (30) calendar days from the date on which the TRA Party Representative actually receives the applicable Schedule or Amended Schedule unless the TRA Party Representative (i) within thirty (30) calendar days from such date provides the Corporation with written notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the Corporation. If the Corporation and the TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by the Corporation of an Objection Notice, the Corporation and the TRA Party Representative shall employ the reconciliation procedures described in Section 7.9 of this Agreement (the “Reconciliation Procedures”) in which case such Schedule becomes binding ten (10) calendar days after the conclusion of the Reconciliation Procedures.

(b)               Amended Schedule. The applicable Schedule for any Taxable Year and the Attribute Schedule may be amended from time to time by the Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the TRA Party Representative, (iii) to comply with an Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit, or the Realized Tax Detriment for such Taxable Year attributable to a

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carryback or carryforward of a loss or other Tax item to such Taxable Year, or (v) to reflect a change in the Realized Tax Benefit or the Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year (any such Schedule, an “Amended Schedule”). The Corporation shall provide each Amended Schedule to the TRA Party Representative within ninety (90) calendar days of the occurrence of an event referenced in clauses (i) through (v) of the preceding sentence, and any such Amended Schedule shall be subject to the approval procedures described in Section 2.3(a).

(c)               The Schedules received by the TRA Party Representative may be shared by the TRA Party Representative with each TRA Party and each assignee thereof, subject to the provisions of Section 7.12 of this Agreement.

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1.          Payments.

(a)               Payments. Within five (5) calendar days after a Tax Benefit Schedule (or Amended Schedule) delivered to the TRA Party Representative becomes final in accordance with Section 2.3 and Section 7.9, if applicable, the Corporation shall pay to each TRA Party for such Taxable Year the Tax Benefit Payment payable to such TRA Party under Section 3.1(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such TRA Party to the Corporation or as otherwise agreed by the Corporation and such TRA Party.

(b)               A “Tax Benefit Payment” in respect of a TRA Party for a Taxable Year means an amount, not less than zero, equal to the sum of (i) the product of (A) the Net Tax Benefit for such Taxable Year and (B) such TRA Party’s Ownership Percentage and (ii) the Interest Amount with respect thereto. The “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year, over the total payments previously made under the first sentence of Section 3.1(a) (excluding payments attributable to Interest Amounts); provided, for the avoidance of doubt, that no recipient shall be required to return any portion of any previously made Tax Benefit Payment. The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing IRS Form 1120 (or any successor form) of the Corporation with respect to Taxes for such Taxable Year until the date such amounts are actually paid under Section 3.1(a).

Section 3.2.          No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

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ARTICLE IV

TERMINATION

Section 4.1.          Early Termination of Agreement; Breach of Agreement.

(a)               The Corporation may at any time terminate this Agreement with respect to all amounts payable to the TRA Parties by paying to each TRA Party an amount equal to the product of (A) such TRA Party’s Ownership Percentage and (B) the Early Termination Payment; provided, that the Corporation may withdraw any notice of intent to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. The Corporation shall have no further payment obligations under this Agreement upon payment of the Early Termination Payment in respect of each TRA Party by the Corporation in full, other than for any (a) Tax Benefit Payments due and payable and that remain unpaid as of the Early Termination Notice and (b) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (b) is included in the Early Termination Payment).

(b)               In the event that the Corporation (1) breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise or (2)(A) shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate a bankruptcy or insolvency, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (ii) seeking an appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or it shall make a general assignment for the benefit of creditors or (B) there shall be commenced against the Corporation any case, proceeding or other action of the nature referred to in clause (A) above that remains undismissed or undischarged for a period of sixty (60) calendar days, unless otherwise waived or directed in writing by the TRA Party Representative, all obligations hereunder shall be automatically accelerated and shall be immediately due and payable, and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (x) the Early Termination Payments calculated as if an Early Termination Notice had been delivered on the date of a breach, (y) any Tax Benefit Payment due and payable under Section 3.1(a) and that remains unpaid as of the date of a breach, and (z) any Tax Benefit Payment due for the Taxable Year ending with or including the date of a breach, which shall be treated as due and payable as of the date of the breach; provided, that procedures similar to the procedures of Section 4.2 shall apply with respect to the determination of the amount payable by the Corporation pursuant to this sentence. Notwithstanding the foregoing, in the event that the Corporation breaches this Agreement, to the fullest extent permitted by applicable law, each TRA Party shall be entitled to elect to receive the amounts set forth in clauses (x), (y) and (z) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material

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obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of a material obligation of this Agreement if the Corporation fails to make any Tax Benefit Payment when due to the extent that the Company Group has insufficient funds to make such payment; provided, that the interest provisions of Section 5.2 shall apply to such late payment.

(c)               In the event of a Change of Control, unless otherwise waived in writing by the TRA Party Representative, all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such Change of Control and utilizing the Valuation Assumptions by substituting in each case the terms “the closing date of a Change of Control” in each place where the phrase “Early Termination Date” appears. Such obligations shall include (1) the Early Termination Payments calculated as if the Early Termination Date is the date of such Change of Control, (2) any Tax Benefit Payment due and payable under Section 3.1(a) and that remains unpaid as of the date of such Change of Control, and (3) any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the date of such Change of Control (except to the extent any amounts described in clause (2) or (3) are included in the Early Termination Payment). For the avoidance of doubt, Sections 4.2 and 4.3 shall apply to a Change of Control, mutatis mutandis.

Section 4.2.          Early Termination Notice. If the Corporation chooses to exercise its right of early termination under Section 4.1(a) above, the Corporation shall deliver to the TRA Party Representative notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporation’s intention to exercise such right under either clause (i) or (ii) thereof and showing in reasonable detail the calculation of the Early Termination Payment due. An Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the date on which the TRA Party Representative receives such Schedule or any Amended Schedule unless the TRA Party Representative (i) within thirty (30) calendar days after such date provides the Corporation with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (ii) provides a written waiver of such right of a Material Objection Notice within the period described in clause (i) above, in which case such Schedule becomes binding on the date the waiver is received by the Corporation. If the Corporation and the TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Corporation of the Material Objection Notice, the Corporation and the TRA Party Representative shall employ the Reconciliation Procedures in which case such Schedule becomes binding ten (10) calendar days after the conclusion of the Reconciliation Procedures.

Section 4.3.          Payment upon Early Termination.

(a)               Within three (3) calendar days after an Early Termination Effective Date, the Corporation shall pay to each TRA Party an amount equal to the Early Termination Payment in respect of such TRA Party (computed on the basis of such TRA Party’s Ownership Percentage). Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by such TRA Party or as otherwise agreed by the

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Corporation and such TRA Party or, in the absence of such designation or agreement, by check mailed to the last mailing address provided by such TRA Party to the Corporation.

(b)               The “Early Termination Payment” shall equal the present value, discounted at the Early Termination Rate as of the applicable Early Termination Effective Date, of all Tax Benefit Payments that would be required to be paid by or with respect to the Company Group beginning from the Early Termination Date, applying the Valuation Assumptions in making such computation.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.1.          Subordination.

(a)               Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment required to be made by the Corporation to the TRA Parties under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Company Group (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of the Corporation that are not Senior Obligations. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of the Company Group’s Senior Obligations, (i) the Corporation shall provide prompt written notice to the TRA Party Representative of such condition, (ii) such payment obligation nevertheless shall accrue for the benefit of TRA Parties (and interest shall be payable thereon at the Agreed Rate and otherwise in accordance with Section 5.2), and (iii) the Corporation shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations.

(b)               Notwithstanding any other provision of this Agreement to the contrary, (i) to the extent the Company Group incurs, creates, assumes or permits to exist any indebtedness after the date hereof, the Corporation shall use commercially reasonable efforts to ensure that any amounts payable hereunder are reasonably expected to be paid when and as such amounts become due and payable. To the extent that the Corporation or any of its Affiliates enters into future Tax receivable or other similar agreements (“Future TRAs”), the Corporation shall ensure that the terms of any such Future TRA shall provide that the Pre-IPO Tax Benefits subject to this Agreement are considered senior in priority to any Tax attributes subject to any such Future TRA for purposes of calculating the amount and timing of payments under any such Future TRA. The Corporation shall use commercially reasonable efforts not to enter into any agreement if a principal purpose of such agreement is to restrict in any material respect the amounts payable hereunder.

Section 5.2.          Late Payments by the Corporation. Subject to the parenthetical in Section 5.1(a)(ii), the amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the TRA Parties when due under the terms of this Agreement,

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whether as a result of Section 5.1 or otherwise, shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment or Early Termination Payment was first due and payable to the date of actual payment.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1.          Participation in the Company Group’s Tax Matters. Except as otherwise provided herein, the Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning the Company Group, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes, subject to a requirement that the Corporation act in good faith in connection with its control of any matter which is reasonably expected to affect the TRA Parties’ rights under this Agreement. Notwithstanding the foregoing, the Corporation shall notify the TRA Party Representative of, and keep the TRA Party Representative reasonably informed with respect to, the portion of any audit of any member of the Company Group by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of a TRA Party under this Agreement, and shall provide to the TRA Party Representative reasonable opportunity to provide information and other input to the Corporation and its advisors concerning the conduct of any such portion of such audit; provided, that the Corporation shall not settle or fail to contest any issue pertaining to Taxes or Tax matters where such settlement or failure to contest would reasonably be expected to materially adversely affect the TRA Parties’ rights under this Agreement without the written consent of the TRA Party Representative, such consent not to be unreasonably withheld, conditioned, or delayed.

Section 6.2.          Consistency. The Corporation agrees to report and cause to be reported for all purposes, including U.S. federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including each Tax Benefit Payment) in a manner consistent with that contemplated by this Agreement or specified by the Corporation in any Schedule required to be provided by or on behalf of the Corporation under this Agreement unless otherwise required by law. Any potential deviation therefrom shall be promptly disclosed to the TRA Party Representative and any dispute concerning such advice shall be subject to the terms of Section 7.9.

Section 6.3.          Cooperation; Non-Circumvention. Each of the Corporation and the TRA Party Representative shall (a) furnish to the other party in a timely manner such information, documents and other materials as the other party may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the other party and its representatives to provide explanations of documents and materials and such other information as the other party or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporation shall reimburse each the TRA Party Representative and each TRA Party for any reasonable and documented out-of-pocket costs and expenses incurred pursuant to this Section 6.3. Upon the request of any TRA Party, the Corporation shall cooperate in taking any

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action reasonably requested by such TRA Party in connection with its tax or financial reporting and/or the consummation of any assignment or transfer of any of its rights and/or obligations under this Agreement, including without limitation, providing any information or executing any documentation. No member of the Company Group shall, without the prior written consent of the TRA Party Representative, take any action that has the primary purpose of circumventing the achievement or attainment of any Tax Benefit Payment or Early Termination Payment under this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.1.          Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile or email with confirmation of transmission by the transmitting equipment or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporation, to:

HireRight Holdings Corporation
100 Centerview Drive, Suite 300
Nashville, Tennessee 37214
Attention:	Brian Copple
Jeff Perry
Email:	brian.copple@hireright.com
jeff.perry@hireright.com

If to the TRA Party Representative, to:

c/o General Atlantic Service Company, L.P.
55 East 52nd Street, 33rd Floor
New York, NY 10055
Attention:	Chris Lanning
Email:	clanning@generalatlantic.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison
1285 Avenue of the Americas
New York, NY 10019
Attention:	Matt Abbott
Lindsay B. Parks
Email:	mabbott@paulweiss.com
lparks@paulweiss.com

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If to the TRA Parties, to the respective addresses, fax numbers and email addresses last provided by such TRA Party to the Corporation.

Any party may change its address, fax number or email by giving the other party written notice of its new address, fax number or email in the manner set forth above.

Section 7.2.          Counterparts. This Agreement may be executed in one or more counterparts (including counterparts transmitted electronically in portable document format (pdf)), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement. Electronic signatures shall be a valid method of executing this Agreement.

Section 7.3.          Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4.          Governing Law. The laws of the State of Delaware shall govern (a) all proceedings, claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 7.5.          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6.          Successors; Assignment; Amendments; Waivers.

(a)               Each TRA Party may assign all or any portion of its rights under this Agreement to any Person as long as such transferee has executed and delivered, or, in connection

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with such transfer, executes and delivers, a joinder to this Agreement, substantially in form of Exhibit A hereto, agreeing to become a TRA Party for all purposes of this Agreement, except as otherwise provided in such joinder.

(b)               No provision of this Agreement may be amended unless such amendment is approved in writing by each of the Corporation, the TRA Party Representative and each of the the TRA Parties who would be entitled to receive at least two-thirds of the total amount of the Early Termination Payments payable to all TRA Parties hereunder. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(c)               All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

Section 7.7.          Construction; Interpretation. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. No party hereto, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing or enforcing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of its authorship of any provision of this Agreement. As used in this Agreement, (i) the words “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) references herein to any gender shall include each other gender; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the word “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (v) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (vi) reference to “dollar,” “dollars” or “$” shall be to the lawful currency of the United States; and (vii) references herein to any law or legislation shall be deemed to refer to such law or legislation as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and any successor law or legislation, and also to all rules and regulations promulgated thereunder in each case, as in effect from time to time.

Section 7.8.          Resolution of Disputes; Waiver of Jury Trial.

(a)               Any and all disputes which are not governed by Section 7.9 and cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally settled by arbitration conducted by a

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single arbitrator in New York, New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the Dispute fail to agree on the selection of an arbitrator within thirty (30) calendar days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in the State of New York and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b)               Notwithstanding the provisions of Section 7.8(a), each of the parties hereto may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this Section 7.8(b), each of the parties (i) expressly consents to the application of Section 7.8(c) and Section 7.8(d) to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) each TRA Party irrevocably appoints the TRA Party Representative as agent of such TRA Party for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise the TRA Party of any such service of process, shall be deemed in every respect effective service of process upon the TRA Party in any such action or proceeding.

(c)               EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF DELAWARE FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 7.8, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this Section 7.8(c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another. The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in this Section 7.8(c) and such parties agree not to plead or claim the same.

(d)               The parties to this Agreement each hereby waive, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise.

Section 7.9.          Reconciliation. In the event that the Corporation and the TRA Party Representative are unable to resolve a disagreement with respect to the matters governed by Sections 2.3, 4.2 and 6.2 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a

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nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the Corporation and the TRA Party Representative agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporation or the TRA Party Representative or other actual or potential conflict of interest. If the Corporation and the TRA Party Representative are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, then the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. The Expert shall resolve the matters submitted to it based solely on the written submissions of the parties and not on the basis of an independent review, and shall look solely to items identified in the notice of the Reconciliation Dispute submitted by the Corporation and the TRA Party Representative. Notwithstanding the foregoing, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporation. The Corporation and the TRA Party Representative shall otherwise bear their own costs and expenses of such proceeding, unless (i) the Expert exclusively adopts the TRA Party Representative’s position, in which case the Corporation shall reimburse the TRA Party Representative for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts the Corporation’s position, in which case the TRA Party Representative shall reimburse the Corporation for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporation and each of the TRA Parties and may be entered and enforced in any court having jurisdiction.

Section 7.10.      Withholding. The Corporation shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made. To the extent that any payment pursuant to this Agreement is not reduced by such deductions or withholdings, such recipient shall indemnify the applicable withholding agent for any amounts imposed by any Taxing Authority together with any costs and expenses related thereto. Each TRA Party shall promptly provide the Corporation or other applicable withholding agent with any applicable Tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W-8) reasonably requested, in connection with determining whether any such deductions and withholdings are required under the Code or any provision of U.S. state, local or foreign Tax law.

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Section 7.11.      Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.

(a)               If the Corporation is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state or local law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b)               If the Corporation or any of its Subsidiaries transfers one or more assets to a Person that is not a disregarded entity or a member of an affiliated or consolidated group together with the Corporation in a non-taxable transaction or for less than fair market value, for purposes of calculating the amount of any Tax Benefit Payment due hereunder, the Company Group shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by such entity shall be equal to the gross fair market value of the transferred asset. For purposes of this Section 7.11(b), a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s applicable share of each of the assets and liabilities of that partnership.

(c)               If the Corporation or any of its Subsidiaries transfers one or more assets to a Person that is not a disregarded entity or a member of an affiliated or consolidated group together with the Corporation, the Company Group shall, within three (3) calendar days of the date of such disposal, pay to each TRA Party its portion (computed on the basis of such TRA Party’s Ownership Percentage) of the aggregate amount equal to the present value, discounted at the Early Termination Rate as of the date of the disposal, of all Tax Benefit Payments that would be required to be paid by or with respect to the assets of the Company Group transferred in such disposition (taking into account all Pre-IPO Tax Benefits outstanding at such time that are attributable to such assets) beginning from the date of such disposition, applying the Valuation Assumptions in making such computation. For purposes of this Section 7.11(c), a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s applicable share of each of the assets and liabilities of that partnership. Payments under this Section 7.11(c) shall be made in the same manner as payments made pursuant to Section 4.3(a).

Section 7.12.      Confidentiality.

(a)               Each TRA Party and each of their assignees acknowledge and agree that the information of the Corporation is confidential and, except in the course of performing any duties as necessary for the Corporation and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporation and its Affiliates and successors, concerning the Corporation and its Affiliates and successors or the members, learned by the TRA Party heretofore or hereafter. This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporation or any of its Affiliates, becomes public knowledge (except as a result of an act of the TRA Party in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for the TRA Party to prepare and file its

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Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such returns. Notwithstanding anything to the contrary herein, each TRA Party and each of its assignees (and each employee, representative or other agent of the TRA Party or its assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the Corporation and its Affiliates, and any of their transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to the TRA Party relating to such Tax treatment and Tax structure.

(b)               If a TRA Party or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporation shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporation or any of its Subsidiaries or the TRA Parties and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13.      TRA Party RepresentativeSection 7.14..

(a)               By executing this Agreement, each of the TRA Parties shall be deemed to have irrevocably constituted the TRA Party Representative as his, her or its agent and attorney in fact with full power of substitution to act from and after the date hereof and to do any and all things and execute any and all documents on behalf of such TRA Parties which may be necessary, convenient or appropriate to facilitate any matters under this Agreement, including but not limited to: (i) execution of the documents and certificates required pursuant to this Agreement; (ii) except to the extent specifically provided in this Agreement receipt and forwarding of notices and communications pursuant to this Agreement; (iii) administration of the provisions of this Agreement; (iv) any and all consents, waivers, amendments or modifications deemed by the TRA Party Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (v) amending this Agreement or any of the instruments to be delivered to the Corporation pursuant to this Agreement; (vi) taking actions the TRA Party Representative is expressly authorized to take pursuant to the other provisions of this Agreement; (vii) negotiating and compromising, on behalf of such TRA Parties, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any other agreement contemplated hereby and executing, on behalf of such TRA Parties, any settlement agreement, release or other document with respect to such dispute or remedy; and (viii) engaging attorneys, accountants, agents or consultants on behalf of such TRA Parties in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto. All reasonable, documented out-of-pocket costs and expenses incurred by the TRA Party Representative in its capacity as such shall be promptly reimbursed by the Corporation upon invoice and reasonable support therefor by the TRA Party Representative. The power of attorney granted herein is coupled with an interest and is irrevocable and may be delegated by the TRA Party Representative. The TRA Party Representative may resign upon thirty (30) days’ written notice to the Corporation, and, may, in

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connection with such resignation, appoint a successor TRA Party Representative in its sole discretion by identifying such Person in writing to the Corporation.

(b)               To the fullest extent permitted by law, none of the TRA Party Representative, any of its Affiliates, or any of the TRA Party Representative’s or Affiliate’s directors, officers, employees, representatives or other agents (each a “Covered Person”) shall be liable, responsible or accountable in damages or otherwise to any TRA Party or the Corporation, and shall be indemnified by the TRA Parties (on a several, but not joint, basis), for any liability, loss, damages, penalty or fine arising from any action taken or omitted to be taken by the TRA Party Representative or any other Covered Person with respect to this Agreement, except in the case of any action or omission which constitutes, with respect to such Person, willful misconduct or fraud. Each of the Covered Persons may consult with legal counsel, accountants, and other experts selected by it, and any act or omission suffered or taken by it in good faith in reliance upon and in accordance with the advice of such counsel, accountants, or other experts shall create a rebuttable presumption of the good faith and due care of such Covered Person with respect to such act or omission; provided, that such counsel, accountants, or other experts were selected with reasonable care. Each of the Covered Persons may rely in good faith upon, and shall have no liability to the Corporation or the TRA Parties for acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

[The remainder of this page is intentionally blank]

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IN WITNESS WHEREOF, the Corporation and each TRA Party have duly executed this Agreement as of the date first written above.

Corporation:

HIRERIGHT HOLDINGS CORPORATION

By:	/s/ Brian Copple
	Name:	Brian Copple
	Title:	General Counsel and Secretary

TRA Party Representative / TRA Party:

GENERAL ATLANTIC (HRG) COLLECTIONS, L.P.

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

TRA Parties:

By:	/s/ Michael Gosk
	Name:	Michael Gosk

By:	/s/ Michael Gosk
	Name:	Michael Gosk

By:	/s/ Michael Gosk
	Name:	Michael Gosk

By:	/s/ Stephen Levey
	Name:	Stephen Levey

By:	/s/ Stephen Levey
	Name:	Stephen Levey

By:	/s/ Stephen Levey
	Name:	Stephen Levey

By:	/s/ Stephen Levey
	Name:	Stephen Levey

By:	/s/ Raymond Conrad
	Name:	Raymond Conrad

Exhibit A

Form of Joinder

This JOINDER (this “Joinder”) to the Tax Receivable Agreement (as defined below), is by and among HireRight Holdings Corporation, a Delaware corporation (including any successor corporation, the “Corporation”), ______________________ (“Transferor”) and ______________________ (“Permitted Transferee”).

WHEREAS, on ______________________, Permitted Transferee shall acquire ______________________ percent of the Transferor’s right to receive payments that may become due and payable under the Tax Receivable Agreement (as defined below) (the “Acquired Interests”) from Transferor (the “Acquisition”); and

WHEREAS, Transferor, in connection with the Acquisition, has required Permitted Transferee to execute and deliver this Joinder pursuant to Section 7.6(a) of the Tax Receivable Agreement, dated as of [                         ], 2021, between the Corporation and the TRA Parties (as defined therein) (the “Tax Receivable Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.2 Acquisition. For good and valuable consideration, the sufficiency of which is hereby acknowledged by the Transferor and the Permitted Transferee, the Transferor hereby transfers and assigns absolutely to the Permitted Transferee all of the Acquired Interests.

Section 1.3 Joinder. Permitted Transferee hereby acknowledges and agrees (i) that it has received and read the Tax Receivable Agreement, (ii) that the Permitted Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Tax Receivable Agreement and (iii) to become a “TRA Party” (as defined in the Tax Receivable Agreement) for all purposes of the Tax Receivable Agreement.

Section 1.4 Miscellaneous.

(a)               The provisions of Article VII of the Tax Receivable Agreement (other than Sections 7.9 and 7.11 thereof) shall apply to this Joinder as if fully set forth herein, mutatis mutandis, and, in accordance therewith, any notice, request, consent, claim, demand, approval, waiver or other communication to Permitted Transferee shall be delivered or sent to Permitted Transferee at the address set forth on the signature page hereto in accordance with Section 7.1 of the Tax Receivable Agreement

(b)               To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Tax Receivable Agreement.

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by Permitted Transferee as of the date first above written.

HIRERIGHT HOLDINGS CORPORATION

By:
Name:
Title:

[TRANSFEROR]

By:
Name:
Title:

[PERMITTED TRANSFEREE]

By:
Name:
Title:

Address for notices: